Exhibit 99.1

                  First Federal Reports Strong Second Quarter

     - Net income of $10.4 million, up 19% over previous year

     - Earnings per share of $0.46, up 5% over previous year

     - Record net interest income, up 52% over previous year

     - Year-to-date loan and deposit growth of 4.5% and 5.4% respectively

     - Results impacted by merger-related expenses of $1.2 million


    LA CROSSE, Wis., July 22 /PRNewswire-FirstCall/ -- First Federal Capital Corp (Nasdaq: FTFC), parent company of First Federal Capital Bank, reported net income for the three months ended June 30, 2004, of $10.4 million or $0.46 per diluted share, compared to $8.8 million or $0.44 per diluted share in the same quarter last year. For the six months ended June 30, 2004, the company had net income of $18.4 million or $0.81 per diluted share, compared to $16.8 million or $0.84 per diluted share a year ago, a 4% decrease.

    Excluding the impact of $1.2 million in merger-related expenses, earnings would have been $11.6 million or $0.51 per diluted share for the quarter. For the year, earnings would have been $19.6 million or $0.86 per diluted share, a 2% increase over the previous year.

    Jack C. Rusch, First Federal President and CEO noted, "We are pleased with the excellent earnings in the second quarter. Despite significant merger-related expenses in connection with our pending merger with Associated Banc-Corp (Nasdaq: ASBC), net income remains strong. We attribute the excellent quarter to improved net interest income and increased community banking revenue. In addition, while mortgage banking revenue declined from last year's second quarter, results were stronger than expected."

    On April 27, 2004 First Federal and Associated Banc-Corp announced the signing of a definitive agreement in which Associated will acquire First Federal in a stock and cash transaction. The transaction, which is contingent on regulatory approvals and First Federal shareholder approval, is expected to close early in the fourth quarter of 2004.

    Net interest income in the second quarter reached a record level, increasing $9.6 million or 52% from the second quarter of 2003. This increase was due in part to a significant increase in earning assets as a result of loan growth, security purchases, and the acquisition of Liberty Bancshares, Inc., in the fourth quarter of last year. Also contributing was a 92 basis point improvement in interest rate spread, from 2.13% in the second quarter of 2003 to 3.05% in this year's second quarter. Net interest margin was 3.30% for the second quarter of 2004 compared to 2.61% for the previous year's quarter.

    Contributing favorably to net interest income year-to-date was loan growth of 4.5%. The Bank has experienced increases in its consumer loan and business loan portfolios of 9.1% and 13.0% respectively.

    Rusch noted, "We are pleased with our growth in net interest income year-to-date. The key to meeting projections in 2004 will be our ability to grow loans and deposits. Our retail banking, business and residential lending staff are to be commended for growing loans by 4.5% year-to-date and deposits by 5.4%. Assuming the economy continues to strengthen, we believe demand will further improve, enabling us to meet our asset and earnings growth goals for the year."

    Net interest income for the quarter and year-to-date benefited from the first quarter purchase of $407 million in collateralized mortgage obligations ("CMOs"). These purchases were made to maintain the Corporation's capital ratio at a level deemed appropriate by management. Additional leveraged purchases of CMOs are not expected in the immediate future.

    Non-interest income was down $759,000 or 3.7% in the second quarter of 2004 compared to the previous year's quarter. Mortgage banking revenue, which consists of gains on sales of mortgage loans and loan servicing fees, decreased by $2.2 million or 22%. This decrease was principally the result of a significant decline in loan originations and sales in the most recent quarter, and a more favorable interest rate environment for loan refinance activity in the previous year. Loan sales declined from $856 million in last year's quarter to $294 million in the most recent quarter, resulting in a 67% decline in gains on sales of loans.

    The decline in gains on sales of loans was partially offset by a $10.0 million improvement in loan servicing fee income, net of mortgage servicing rights ("MSRs") amortization and loss provisions. MSR amortization in the second quarter of 2004 was significantly lower than the second quarter of 2003 because of increased loan refinance activity in 2003.

    Mitigating the decrease in non-interest income for the second quarter was the recapture of a $631,000 loss allowance on mortgage servicing rights. This allowance had been established in the previous quarter as a result of declining mortgage rates. The recapture was triggered by an increase in rates, which lowered market expectations for future prepayment activity, a key component in the valuation of MSRs. Higher rates also resulted in a lower level of amortization on MSRs in the quarter, due to a decline in actual prepayment activity.

    Commenting on mortgage banking revenues, Rusch stated, "Our results benefited from a first quarter dip in interest rates that produced a lag effect into the second quarter. Going forward, we expect interest rates will remain low by historical standards, but do not expect that the mortgage business will see the lows in rates we experienced last summer or in the first quarter. As a result, in light of potentially increasing interest rates, we expect mortgage banking revenue in 2004 to be significantly lower than it was in 2003. In addition, revenue mix will shift from gains on sales of loans to loan servicing fees."

    Community banking revenue, which consists of deposit account fees, investment services income, and premiums and commissions on sales of insurance, partially offset the decline in mortgage banking revenue in the second quarter of 2004, increasing by $1.3 million or 13% compared to the same quarter in 2003. Year-to-date, community banking revenue is up $2.8 million or 15% over the previous year.

    Rusch commented, "Community banking revenues continue to perform well with double-digit growth. It is gratifying to see continued increases, as this revenue source is ongoing and not interest rate sensitive. Combined with mortgage banking revenue, community banking revenue resulted in non-interest income equal to 41% of our total revenue in the second quarter. Although down a bit from 2003, we continue to out-pace our banking peers by a wide margin in this ratio."

    Non-interest expense increased by $5.0 million or 20% in the second quarter compared to the same period last year. The increase is primarily attributable to an increase in the number of new banking facilities opened in the past year, an increase in the number of employees, and merger-related expenses. Additionally, during the fourth quarter of 2003, the Corporation completed the acquisition of Liberty State Bank, which averaged $2.6 million in non-interest expense per quarter during 2003. Since June 30, 2003 the number of banking locations operated by the Corporation has increased by three. The number of full-time equivalent employees of the Corporation increased by 10% from 1,269 at June 30, 2003 to 1,400 at the most recent quarter end.

    The Corporation's provision for loan losses declined to $809,000 in the second quarter of 2004 compared to $1.6 million in the first quarter of this year. For the comparable period one year ago, the provision for loan losses was $139,000.

    Asset quality remains strong with the ratio of non-accrual loans to total loans of 0.34% at June 30, 2004 compared to 0.31% at June 30, 2003. The Corporation's allowance for loan losses to total non-performing loans stood at 158% as of June 30, 2004 down from 178% one year ago. The Corporation's ratio of allowance for loan losses to total loans was 0.54% at June 30, 2004, compared to 0.55% on the same date last year.

    At June 30, 2004, the Corporation's assets totaled $3.7 billion, up from $3.2 billion a year ago. Loans held for investment were $2.6 billion compared to $2.0 billion a year ago, an increase of 30%. Deposits totaled
$2.7 billion, an increase of $190 million or 8% over the previous year.

    First Federal's second quarter annualized return on average equity (ROE) was 15.2% compared to 16.3% for the same period a year ago. Annualized return on average assets (ROA) for the quarter was 1.12%, compared to 1.14% twelve months prior. Excluding merger-related expenses, quarterly ROE and ROA would have been 16.8% and 1.25% respectively. Stockholders' equity totaled
$284 million, or $12.63 per share.


    About First Federal

    First Federal's banking subsidiary, First Federal Capital Bank, is headquartered in La Crosse, Wisconsin. Established in 1934, First Federal is a community bank serving businesses and consumers through 49 supermarket banks, 42 brick and mortar locations, three stand-alone loan production offices, a high school banking office and 138 ATMs located in over 45 communities in Wisconsin, northern Illinois, and Minnesota. The Company serves more than 250,000 households with checking, savings, investment and loan products. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. The Company offers business banking products in Rochester and St. Paul, Minnesota, as well as La Crosse, Wausau, Oshkosh and Appleton, Wisconsin.


    Certain matters in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly, statements that describe First Federal's future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes,
(iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve,
(v) changes in the quality or composition of First Federal's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow,
(viii) competition, (ix) demand for financial services in First Federal's markets, and (x) changes in accounting principles, policies or guidelines.


    Attached: Statements of Financial Condition, Statements of Operations, and Selected Financial Data



    FIRST FEDERAL CAPITAL CORP
    STATEMENT OF FINANCIAL CONDITION

                                 June 30       December 31      June 30
                                  2004            2003           2003
    ASSETS
    Cash and due from banks    $90,083,698    $94,535,753    $84,181,935
    Interest-bearing
     deposits with banks        12,596,108      6,444,374    133,807,232
    Mortgage-backed and
     related securities:
      Available for sale,
       at fair value           370,501,921    386,862,372    639,608,938
      Held for investment,
       at cost                 267,376,318        613,076      2,663,281
    Loans held for sale         18,085,165     16,113,217     84,860,663
    Loans held for
     investment, net         2,631,959,157  2,518,683,388  2,025,233,473
    Federal Home Loan
     Bank stock                 61,486,100     59,634,800     57,222,200
    Accrued interest
     receivable, net            16,546,470     15,802,753     16,129,770
    Office properties
     and equipment              54,540,216     53,020,583     38,069,139
    Mortgage servicing
     rights, net                40,841,443     36,340,856     26,181,528
    Goodwill                    78,063,720     78,168,866     38,546,438
    Other intangible assets     12,345,572     13,358,976      4,887,061
    Other assets                30,319,728     28,745,265     25,705,462
    Total assets            $3,684,745,616 $3,308,324,280 $3,177,097,120

    LIABILITIES AND
     STOCKHOLDERS' EQUITY
    Deposit liabilities     $2,690,177,909 $2,552,837,027 $2,499,811,344
    Federal funds purchased              -     24,500,000              -
    Federal Home Loan
     Bank advances             643,200,000    373,075,000    376,250,000
    Other borrowings            22,083,790     43,624,308     15,278,940
    Advance payments by
     borrowers for taxes
     and insurance               8,407,401      1,484,734      8,088,173
    Accrued interest payable     2,528,726      2,234,905      2,565,540
    Other liabilities           33,908,656     33,979,161     54,968,742
    Total liabilities        3,400,306,482  3,031,735,135  2,956,962,739
    Common stock,
     $.10 par value              2,251,749      2,239,477      2,021,593
    Additional paid-in
     capital                    89,266,193     87,323,995     46,577,431
    Retained earnings          199,472,671    188,319,179    175,709,179
    Treasury stock, at cost              -              -     (8,510,179)
    Unearned restricted stock            -              -         (4,583)
    Accumulated non-owner
     adjustments to
     equity, net                (6,551,480)    (1,293,508)     4,340,940
      Total stockholders'
       equity                  284,439,134    276,589,144    220,134,381
      Total liabilities
       and stockholders'
       equity               $3,684,745,616 $3,308,324,280 $3,177,097,120

    Actual number of
     shares outstanding
     at end of period, net
     of treasury stock          22,517,493     22,394,773     19,786,912
    Average shares
     outstanding used
     to compute:
      Diluted earnings
       per share                22,707,311     20,597,675     19,967,668
      Basic earnings
       per share                22,441,047     20,352,640     19,732,813


    FIRST FEDERAL CAPITAL CORP
    RESULTS OF OPERATIONS
    (Dollar amounts in thousands, except per share amounts)

                                  Three Months              Six Months
                                June        June         June       June
                                2004        2003         2004       2003
    Interest on loans         $35,658     $30,792      $71,205    $63,217
    Interest on
     mortgage-backed and
     related securities         6,068       4,619       10,989      8,098
    Interest and dividends
     on investments               927       1,202        1,921      2,455
      Total interest income    42,654      36,612       84,115     73,771
    Interest on deposit
     liabilities               10,497      12,977       20,868     26,634
    Interest on FHLB advances
     and other borrowings       4,051       5,136        7,389     10,356
      Total interest expense   14,548      18,114       28,257     36,990
      Net interest income      28,106      18,499       55,858     36,780
    Provision for loan losses     809         139        2,415        518
      Net interest income
       after provision
       for loan losses         27,297      18,360       53,443     36,262
    Community banking
     revenue                   11,376      10,048       21,690     18,876
    Mortgage banking revenue    7,650       9,867       12,324     18,380
    Other income                  685         555        1,323      1,156
      Total non-interest
       income                  19,711      20,470       35,337     38,411
    Compensation and
     employee benefits         18,021      14,759       36,575     28,755
    Occupancy and equipment     3,665       3,300        7,244      6,425
    Communications, postage,
     and office supplies        1,783       1,675        3,537      3,524
    ATM and debit card
     transaction costs          1,330       1,176        2,679      2,265
    Advertising and marketing     989         998        1,770      1,678
    Amortization of
     intangible assets            491         203        1,013        385
    Merger-related expenses     1,164           -        1,164          -
    Other expenses              2,376       2,739        5,117      4,943
      Total non-interest
       expense                 29,819      24,850       59,098     47,975
      Income before
       income taxes            17,190      13,980       29,682     26,698
    Income tax expense          6,781       5,210       11,232      9,913
      Net income              $10,408      $8,771      $18,449    $16,785

    Per share information
    Diluted earnings
     per share                  $0.46       $0.44        $0.81      $0.84
    Basic earnings per share     0.46        0.44         0.82       0.85
    Dividends paid per share     0.15        0.14         0.29       0.27


    FIRST FEDERAL CAPITAL CORP
    INCOME STATEMENT DETAIL
    (Dollar amounts in thousands)

                                   Three Months              Six Months
                                June         June        June       June
                                2004         2003        2004       2003
    COMMUNITY BANKING REVENUE
    Overdraft fees             $5,780       $5,050     $10,897     $9,433
    ATM and debit card fees     3,518        2,924       6,544      5,471
    Account service charges       712          587       1,444      1,208
    Other fee income              452          416         889        825
      Total deposit
       account revenue         10,462        8,977      19,774     16,937
    Consumer loan insurance
     premiums and commissions      42          287         186        457
    Other consumer loan fees      124           79         223        185
      Total consumer
       loan revenue               166          366         409        642
    Investment services revenue   748          705       1,506      1,298

      Total community
       banking revenue        $11,376      $10,048     $21,690    $18,876


    MORTGAGE BANKING REVENUE
    Gross servicing fees       $2,836       $2,631      $5,741     $5,155
    Mortgage servicing
     rights amortization       (2,566)     (10,739)     (4,356)   (19,434)
    Mortgage servicing
     rights valuation (loss)
     recovery                     631       (1,000)          -     (2,800)
      Total loan servicing
       fees, net                  901       (9,108)      1,385    (17,080)
    Gain on sale of
     mortgage loans             6,025       18,393       9,784     34,503
    Other mortgage-related
     revenue                      724          582       1,155        957

      Total mortgage
       banking revenue         $7,650       $9,867     $12,324    $18,380


    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA         Three Months             Six Months
                                  June        June        June        June
                                  2004        2003        2004        2003
    Stock price at
     end of period              $27.83      $19.85      $27.83     $19.85
    High stock price
     during period              $28.11      $20.57      $28.11     $21.08
    Low stock price
     during period              $20.10      $18.50      $20.10     $18.50
    Book value per share
     at end of period           $12.63      $11.13      $12.63     $11.13
    Tangible book value
     per share at
     end of period               $8.62       $8.93       $8.62      $8.93

    Return on average assets     1.12%       1.14%       1.03%      1.10%
    Return on average equity    15.15%      16.25%      13.30%     15.81%
    Equity capital as percent
     of total assets at
     end of period               7.72%       6.93%       7.72%      6.93%
    Tangible equity capital
     as percent of tangible
     assets at end of period     5.40%       5.64%       5.40%      5.64%

    Interest rate spread
     during period               3.05%       2.13%       3.15%      2.15%
    Net interest income
     as a percent of
     average earning assets
     during period               3.30%       2.61%       3.40%      2.61%
    Average interest-earning
     assets to average
     interest-bearing
     liabilities during
     period                    114.91%     118.75%     114.38%    117.56%

    Yields on interest-earning
     assets during period:
    Single-family
     mortgage loans              5.04%       5.22%       5.17%      5.22%
    Commercial real
     estate loans                5.92%       6.76%       5.95%      7.22%
    Business loans               5.16%       5.14%       5.10%      5.11%
    Consumer loans               6.08%       6.68%       6.14%      6.77%
    Education loans              3.34%       3.91%       3.27%      3.91%
      Total loans                5.42%       5.86%       5.47%      5.98%
    Mortgage-backed and
     related securities          3.45%       3.14%       3.58%      3.19%
    Interest-bearing
     deposits with banks         1.32%       1.29%       1.30%      1.21%
    Other earning assets         5.85%       6.37%       6.04%      5.66%
      Total interest-earning
       assets                    5.01%       5.16%       5.12%      5.23%

    Cost of interest-bearing
     liabilities during period:
    Regular savings accounts     0.25%       0.25%       0.25%      0.25%
    Checking accounts            0.58%       0.37%       0.52%      0.31%
    Money market accounts        1.27%       0.78%       1.24%      0.82%
    Certificates of deposits     2.61%       3.43%       2.62%      3.49%
      Total interest-bearing
       deposits                  1.85%       2.61%       1.86%      2.67%
    FHLB advances                2.39%       5.35%       2.41%      5.31%
    Other borrowings             1.60%       1.51%       1.59%      1.76%
      Total interest-bearing
       liabilities               1.96%       3.03%       1.97%      3.08%

    Non-interest income to
     total revenue (1)          41.22%      52.53%      38.75%     51.08%

    Ratio of non-interest
     expense to average
     assets during period (2)    3.09%       3.23%       3.22%      3.15%
    Efficiency ratio
     during period (3)          58.90%      63.25%      62.42%     63.29%
    Banking facilities
     at end of period               95          92          95         92
    Full-time equivalent
     employees at end of period  1,400       1,269       1,400      1,269

     (1)  Total revenue equals net interest income plus non-interest income.
     (2) Excludes impact of gains (losses) on real estate owned and merger-related expenses, if any.
     (3) Excludes amortization of intangible assets and gains (losses) on sales of investment securities, real estate investments, and merger-related expenses, if any.


    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA
    (Dollar amounts in thousands)  Three Months             Six Months
                                 June        June        June       June
                                 2004        2003        2004       2003
    Activity in the allowance
     for loan losses
     during period:
    Balance at beginning
     of period                 $13,901     $11,530     $13,882    $11,658
    Provision for losses           809         139       2,415        518
    Charge-offs:
      Single-family
       mortgage loans                -         (13)          -        (46)
      Commercial real estate
       mortgage loans                -           -        (642)         -
      Consumer loans              (539)       (602)       (995)    (1,078)
      Business loans               (17)         (3)       (550)        (3)
      Education loans               (6)        (11)        (20)       (23)
        Total loans
         charged-off              (562)       (629)     (2,207)    (1,150)
      Recoveries                    64          18         122         32
        Charge-offs net
         of recoveries            (498)       (611)     (2,085)    (1,118)
    Balance at end of period   $14,212     $11,058     $14,212    $11,058

    Net annualized charge-offs
     as a percentage of
     average loans outstanding   0.08%       0.12%       0.16%      0.11%
    Ratio of allowance to total
     loans held for investment
     at end of period            0.54%       0.55%       0.54%      0.55%


    Summary of non-performing assets        June 30      Dec 31    June 30
     at end of period:                        2004        2003      2003
    Non-accrual loans:
      Single-family mortgage loans           $3,668      $3,148     $2,773
      Commercial real estate loans            2,230       2,649         59
      Consumer loans                          2,779       2,540      2,228
      Business loans                            308       1,226      1,168
        Total non-accrual loans               8,985       9,563      6,228
    Real estate owned and in judgement        3,178       4,068      4,158
        Total non-performing assets         $12,163     $13,631    $10,386

    Ratio of non-accrual loans to
     loans held for investment
     at end of period                         0.34%       0.38%      0.31%
    Ratio of total non-performing
     assets to total assets
     at end of period                         0.33%       0.41%      0.33%
    Ratio of allowance for
     loan losses to total
     non-accrual loans                         158%        145%       178%


    Portfolio of loans held for             June 30      Dec 31    June 30
     investment at end of period:            2004         2003       2003
    First mortgage loans:
      Single-family real estate            $772,154    $759,490   $614,095
      Non-residential real estate           482,973     426,644    280,771
      Multi-family real estate              249,197     284,991    258,036
      Construction                          121,216     119,196     91,948
    Consumer loans:
      Second mortgage and home equity       442,675     396,581    365,726
      Automobile                            151,862     146,677    126,775
      Other consumer                         37,808      36,401     27,908
    Education loans                         202,146     195,052    195,690
    Business loans                          179,475     158,761     69,115
        Subtotal                          2,639,506   2,523,793  2,030,063
    Unearned discount, premiums,
     and net deferred loan fees and costs     6,665       8,772      6,228
    Allowance for loan losses               (14,212)    (13,882)   (11,058)
    Total loans held for investment      $2,631,959  $2,518,683 $2,025,233


    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA
    (Dollar amounts in thousands)
                               Three Months                Six Months
    Loan origination        June         June         June          June
     activity:              2004         2003         2004          2003
    Real estate loan
     originations:
      Single-family
       mortgage loans     $172,545     $106,594     $263,789     $192,861
      Commercial real
       estate loans         32,241       30,890       72,030       63,009
      Decrease (increase)
       in loans in process   1,859      (11,673)      18,245       (6,288)
        Total real estate
         loans originated  206,645      125,811      354,064      249,582
    Consumer loan
     originations:
      Second mortgage and
       home equity loans    82,706       74,435      137,508      139,624
      Automobile loans      31,526       24,328       55,456       43,076
      Other consumer loans   8,356        5,622       12,792       10,674
        Total consumer
         loans originated  122,588      104,384      205,756      193,373
    Education loan
     originations            6,041        5,575       29,122       27,089
    Business loan
     originations           12,447       37,011       20,107       62,125
        Total loans
         originated for
         investment       $347,721     $272,781     $609,049     $532,169

    Loans purchased
     for investment:
      Single-family
       residential loans         -      $36,509            -      $36,509
      Commercial real
       estate loans        $10,428            -      $13,740            -
      Consumer loans             -            -            -            -
      Business loans             -        3,271            -        3,271
        Total loans
         purchased for
         investment        $10,428      $39,780      $13,740      $39,780

    Single-family mortgage
     loans originated
     for sale             $262,686     $867,054     $471,748   $1,500,679


    Deposit liabilities                 June 30       Dec 31       June 30
     at end of period:                    2004         2003         2003
    Checking accounts:
      Non-interest bearing             $408,764     $345,698     $530,025
      Interest bearing                  183,706      187,368      142,024
    Money market accounts               588,710      469,097      247,445
    Regular savings accounts            248,853      256,658      181,134
    Time deposits                     1,260,144    1,294,016    1,399,183
        Total deposit liabilities    $2,690,178   $2,552,837   $2,499,811


                                                     June 2004      Weighted
                                                      Balance    Average Rate
    Time deposits maturing within ...
      Three months                                   $214,990        2.64%
      Four to six months                              164,018        2.51%
      Seven to twelve months                          358,126        2.20%
      More than twelve months                         523,010        3.43%
        Total time deposits                        $1,260,144        2.83%

    FHLB advances and all other borrowings
     maturing within ...
      Three months                                   $276,725        1.71%
      Four to six months                               25,000        3.91%
      Seven to twelve months                           33,450        1.50%
      More than twelve months                         330,109        2.91%
        Total FHLB advances and
         all other borrowings                        $665,284        2.38%



SOURCE  First Federal Capital Corp
    -0-                             07/22/2004
    /CONTACT: Jack C. Rusch, President and Chief Executive Officer of First Federal Capital Corp., +1-608-781-4636/
    (FTFC)

CO:  First Federal Capital Corp
ST:  Wisconsin
IN:  FIN
SU:  ERN